Exhibit 99.2

Liquidity Services, Inc. Announces Appointment of Cayce Roy As President of its Asset Recovery Division
Friday September 5, 9:22 am ET

Roy Brings Extensive E-Commerce and Retail Supply Chain Expertise to LSI

WASHINGTON—(BUSINESS WIRE)—Liquidity Services, Inc. (NASDAQ:LQDT - News), a leading online auction marketplace for wholesale surplus and salvage assets, is pleased to announce the appointment of Cayce Roy to its executive management team as Executive Vice President and President of its Asset Recovery Division. Mr. Roy will be responsible for scaling the current leadership position of LSI’s commercial asset recovery business to drive its market expansion and capitalize on the substantial growth opportunities within the $60 billion reverse supply chain market.

Mr. Roy brings to LSI over 20 years of experience managing sophisticated and high performance e-commerce, business-to-business services and logistics organizations. From 2000 to 2007 Mr. Roy led some of the fastest growing and largest business units within Amazon.com, Inc. that were responsible for driving Amazon’s rapid growth into the world’s largest online retailer. Most recently, Mr. Roy served as Vice President and General Manager of Amazon Services, LLC, focused on providing e-commerce, marketplace, fulfillment, and technology solutions to Fortune 1000 and small business customers. During his tenure, the group became one of Amazon’s largest and fastest growing units by serving large traditional and online retailers and small and mid-size merchants. Prior to this, Mr. Roy led Amazon’s North American fulfillment operations through a critical period of growth and development, delivering significant innovations that enabled it to achieve the highest quality service levels at far greater efficiencies and scale. In this role, Cayce was responsible for all aspects of Amazon’s fulfillment operations spanning 20 facilities, up to 10,000 employees at peak operation and over ten million units shipped annually. During most of the 1990’s Mr. Roy served with TNT Post Group in Europe overseeing global field operations and business process improvement for TNT’s Express Division, a global leader in distribution, logistics and parcel delivery, with over $3 billion in revenue and over 1000 depots in 200 countries.

“Cayce is a fine addition to our management team and brings a tremendous amount of knowledge, experience and leadership that will be invaluable to supporting LSI’s future growth. Throughout his career, he has achieved impressive results by fostering a culture of operational excellence, team building and continuous improvement for the customer, making him an ideal addition to our executive management team,” stated Bill Angrick, Chairman and CEO of LSI. “His proven ability to deliver innovative solutions and achieve sustainable growth will help drive the expansion of our Asset Recovery Division and online auction marketplace, www.liquidation.com.”

“I am excited to join LSI and a team that has built a strong foundation and is poised to scale the business to meet the growing needs of our customers and to attain the truly remarkable opportunity for growth and positive impact on a large and relatively untouched element of the global supply chain.” stated Mr. Roy. “Many of the opportunities remind me of when I joined Amazon in early 2000 and I look forward to building something remarkable for our customers, investors, and team members.”

Mr. Roy earned a Bachelor of Science degree in Industrial Engineering from Lehigh University and has completed the financial management executive education program at Stanford University’s Graduate School of Business.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT - News) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has 685 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Liquidity Services, Inc.

Julie Davis, 202-558-6234

julie.davis@liquidityservicesinc.com